================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             HOLOPHANE CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                              HOLOPHANE CORPORATION
                        250 EAST BROAD STREET, SUITE 1400
                              COLUMBUS, OHIO 43215


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 29, 1999

         Notice is hereby given that the 1999 Annual Meeting of Stockholders of Holophane Corporation (the "Company") will be held at the Concourse Hotel, 4300 International Gateway, Columbus, Ohio, on Thursday, April 29, 1999, at 11:00 a.m. Eastern Daylight Time, for the following purposes:

         1. to elect two directors, each for a term to expire at the 2002 Annual Meeting of Stockholders;

         2. to consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for the 1999 fiscal year; and

         3. to act upon such other matters as may properly come before the meeting or any postponements or adjournments thereof. A complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at the executive offices of the Company for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of at least ten days prior to the meeting.

         The Board of Directors has fixed the close of business on March 10, 1999 as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

         You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you may ensure your representation by completing, signing, dating and promptly returning the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used.

         If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

         Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.


                                        By order of the Board of Directors,


                                        Bruce A. Philp
                                        Secretary

Columbus, Ohio
March 25, 1999

                              HOLOPHANE CORPORATION
                        250 EAST BROAD STREET, SUITE 1400
                              COLUMBUS, OHIO 43215

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors and management of Holophane Corporation, a Delaware corporation (the "Company"), of proxies for use at the 1999 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Concourse Hotel, 4300 International Gateway, Columbus, Ohio, on Thursday, April 29, 1999, at 11:00 a.m., and at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

         This Proxy Statement, Notice of Meeting and accompanying proxy card are first being mailed to stockholders on or about March 25, 1999.

         The principal executive offices of the Company are located at 250 East Broad Street, Suite 1400, Columbus, Ohio 43215.

                                     GENERAL

         Only stockholders of record at the close of business on March 10, 1999 are entitled to notice of and to vote the shares of common stock, par value $.01 per share, of the Company (the "Common Stock") held by them on that date at the Annual Meeting or any postponements or adjournments thereof.

         If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote for the slate of nominees proposed by the Board of Directors and ratification of the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 1999 and as recommended by the Board of Directors with regard to all other matters or, if no such recommendation is given, in their own discretion. Abstentions, broker non-votes or, in the case of the proposal to elect the slate of nominees proposed by the Board of Directors only, instructions on the accompanying proxy card to withhold authority to vote for the nominated director will result in a proposal's receiving fewer votes. Under the Delaware General Corporation Law and the Company's Second Amended and Restated Certificate of Incorporation (the "Charter"), (i) a plurality of the votes of the outstanding shares of Common Stock entitled to vote and present, in person or by properly executed proxy, will be required to elect a nominated director and (ii) the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote and present, in person or by properly executed proxy, will be required to ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 1999. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests in writing. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

         The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on March 10, 1999 will constitute a quorum. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting. As of March 10, 1999, the record date for the 1999 Annual Meeting, 10,586,541 shares of Common Stock were outstanding and entitled to vote. Stockholders will not be entitled to appraisal rights in connection with any of the matters to be voted on at the Annual Meeting.

                                 STOCK OWNERSHIP

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of March 10, 1999, by each of the Company's directors and nominees, each of the Company's named executive officers, all directors and executive officers as a group and each person who is known by the Company to beneficially own five percent or more of any class of the Company's voting securities.

                                                                       SHARES BENEFICIALLY OWNED
                                                                       -------------------------
DIRECTORS, NOMINEES AND                                 NUMBER         EXERCISABLE
OTHER NAMED EXECUTIVE OFFICERS (a)                     OF SHARES         OPTIONS           TOTAL         PERCENT
----------------------------------                     ---------         -------           -----         -------
John R. DallePezze (b)                                   337,613          333,167          670,780         6.1%
William R. Michaels                                       70,818           14,000           84,818           *
Robert L. Purdum                                           4,000           26,000           30,000           *
Anthony P. Scotto                                         48,533           14,000           62,533           *
Tadd C. Seitz                                              9,000           26,000           35,000           *
Jeffrey M. Wilkins                                         2,000           14,000           14,200           *
John W. Harvey                                            57,879           88,850          146,729         1.4
S. Lee Keller (b)                                        122,999           80,850          203,849         1.9
Bruce A. Philp (b)                                       149,415           78,850          228,265         2.1
William T. Weisert (b)                                    31,945           59,750           91,695           *
All directors and executive officers as a group          851,107          763,467        1,614,574        14.2
(12 persons)


OTHER 5% STOCKHOLDERS
---------------------
The Capital Group Companies, Inc. (c)                    903,500                                           8.5
333 South Hope Street
Los Angeles, CA 90071

First Pacific Advisors, Inc. (d)                         603,100                                           5.7
11400 West Olympic Boulevard
Los Angeles, CA 90064

T. Rowe Price Associates, Inc. (e)                     1,543,800                                          14.6
100 East Pratt Street
Baltimore, MD 21202

------------------
*        Less than 1%.

(a) The business address of each of the directors, nominees and named executive officers is: c/o Holophane Corporation, 250 East Broad Street, Suite 1400, Columbus, Ohio 43215.

(b) Also includes shares of Common Stock held by the respective spouses of executive officers of the Company and by their children that reside with them.

(c) Information is based on the Amendment No. 2 to Schedule 13G dated February 8, 1999, filed jointly by Capital Guardian Trust Company ("Capital Trust"), a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended, and Capital International, Inc. ("Capital International"), an investment adviser registered under
         Section 203 of the Investment Advisers Act of 1940, which reflects the beneficial ownership of and sole dispositive power over 903,500 shares of Common Stock by Capital Trust. Capital Trust has sole voting power over 732,900 shares. Capital International has sole voting power over 188,000 shares.

(d) Information is based on the Amendment No. 2 to Schedule 13G dated February 12, 1999, filed jointly by First Pacific Advisors, Inc., ("First Pacific"), a Massachusetts corporation, and Source Capital, Inc. ("Source Capital"), a Delaware corporation, which reflects the beneficial ownership of and shared dispositive power over 603,100 shares of Common Stock by First Pacific. First Pacific has sole voting power over no shares. Source Capital has sole voting power over 535,500 shares.

(e) Information is based on the Schedule 13G dated February 12, 1999, filed jointly by T. Rowe Price Associates, Inc. ("Price Associates"), an investment advisor registered under the Investment Advisors Act of 1940, and T. Rowe Price Small Cap Value Fund, Inc. ("Value Fund"), a Maryland corporation, which reflects the beneficial ownership of and sole dispositive power over 1,543,800 shares of Common Stock by Price Associates. Price Associates has sole voting power over 274,200 shares. Value Fund has sole voting power over 800,000 shares and sole dispositive power over no shares.


                         ITEM 1 - ELECTION OF DIRECTORS

         The Board of Directors of the Company is divided into three classes with regular three year staggered terms. The term of office of directors in Class III expires at the Annual Meeting. The Board of Directors proposes that the nominees described below be elected to Class III for a new term to expire at the 2002 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.


            NOMINEES STANDING FOR ELECTION TO THE BOARD OF DIRECTORS

              CLASS III - TERM TO EXPIRE AT THE 2002 ANNUAL MEETING

         Directors will be elected by a plurality of the votes of the outstanding shares of Common Stock entitled to vote and present, in person or by properly executed proxy. The accompanying proxy will be voted for the election of the Board's nominees unless contrary instructions are given. If elected, all nominees are expected to serve until the 2002 Annual Meeting or until their successors are duly elected and qualified. If the Board's nominee is unable to serve, the persons named as proxies intend to vote, unless the number of nominees is reduced by the Board of Directors, for such other person as the Board of Directors may designate.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF ITS NOMINEES FOR DIRECTORS, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY CARD.

TADD C. SEITZ                                                DIRECTOR SINCE 1993

         Mr. Seitz, 57, is the retired Chairman and Chief Executive Officer of The Scotts Company, a manufacturer of lawn and garden care products. Mr. Seitz serves on several private company boards. Mr. Seitz is Chairman of the Compensation Committee.

JEFFREY M. WILKINS                                           DIRECTOR SINCE 1996

         Mr. Wilkins, 54, has been Chairman and Chief Executive Officer of Metatec Corporation, an information services company, since August 1989. Mr. Wilkins founded and served as Chief Executive Officer of CompuServe from its beginning in 1969 until mid-1985. Mr. Wilkins serves as a director of Checkfree Corporation. Mr. Wilkins is a member of the Compensation Committee.


             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

               CLASS I - TERM TO EXPIRE AT THE 2000 ANNUAL MEETING

WILLIAM R. MICHAELS                                          DIRECTOR SINCE 1989

         Mr. Michaels, 64, was the Chairman of the Board of the Company from June 1989 through February 1992. From September 1988 to June 1997, Mr. Michaels was Chairman of the Board, President and Chief Executive Officer and since June 1997 Chairman of the Board of Pinnacle Automation, Inc., a manufacturer of specialized material handling systems. Mr. Michaels is a member of the Compensation Committee.

ROBERT L. PURDUM                                             DIRECTOR SINCE 1994

         Mr. Purdum, 63, retired as Chairman of Armco Inc., a major steel manufacturer, in 1994. Mr. Purdum joined Armco in 1962 following service in the U.S. Navy. He was elected President of Armco in 1986 and served as Chief Executive Officer from November 1990 to December 1993. Mr. Purdum is a director of Berlitz International, Inc., a language services firm, and Chairman of Bucyrus International, a mining equipment manufacturer. Mr. Purdum is also a partner in American Industrial Partners and is Chairman of Steel Heddle, a textile products company. Mr. Purdum is a member of the Audit Committee.

              CLASS II - TERM TO EXPIRE AT THE 2001 ANNUAL MEETING

JOHN R. DALLEPEZZE, CHAIRMAN                                 DIRECTOR SINCE 1989

         Mr. DallePezze, 55, has been a Director, President and Chief Executive Officer of the Company since he joined the Company in October 1989 and Chairman of the Board since February 1992. Prior to joining the Company, Mr.

DallePezze served from 1983 to 1989 as President of the McCullough Division of N.L. Industries Inc. and Western Atlas International Inc. Prior to 1983, Mr. DallePezze served as General Manager of the Lighting Products Division of Corning Inc. Mr. DallePezze serves as a director of Belden, Inc., a wire and cable manufacturer.

ANTHONY P. SCOTTO                                            DIRECTOR SINCE 1991

         Mr. Scotto, 52, has been a consultant to Oak Hill Capital Management since November 1998 and has served as a Managing Director of Oak Hill Partners, Inc. since 1992. Mr. Scotto serves as a director of Ivex Packaging Corporation, Specialty Foods Corporation and Grove Worldwide, LLC. Mr. Scotto is Chairman of the Audit Committee.

DIRECTORS' REMUNERATION; ATTENDANCE

         Directors of the Company who are not employees receive an annual retainer fee of $25,000. Employees who serve as directors receive no additional remuneration. All directors are reimbursed for out-of-pocket expenses. Non-employee directors receive no fringe benefits other than elective deferral of directors' fees through the Supplemental Executive Retirement Plan.

         All independent directors will receive an annual grant of options to purchase 4,000 shares of Common Stock pursuant to the Company's 1996 Incentive Stock Plan.

         The Company's Charter and Bylaws provide for the elimination of liability of directors and the indemnification of directors and officers to the fullest extent permitted by Delaware law.

         The Board of Directors met four times during 1998. All of the directors attended at least 75% of the total number of meetings of the Board and of the committees on which they served during 1998.

COMMITTEES OF THE BOARD

         The Board has standing Compensation and Audit Committees. The Board does not have a nominating committee. The full Board selects the nominees for directors.

         Compensation Committee. The Compensation Committee met four times during 1998. The purpose of the Compensation Committee of the Board of Directors (the "Committee") is to establish and administer executive compensation policies which are aligned with the Company's business objectives. A detailed report follows.

         Audit Committee. The Audit Committee met four times during 1998. Its functions are to recommend the appointment of independent accountants; review the arrangements for and scope of the audit by the independent accountants; review the independence of the independent accountants; consider the adequacy of the system of internal accounting controls and review any proposed corrective actions; review and monitor the Company's policies regarding business ethics and conflicts of interests; discuss with management and the independent accountants the Company's draft annual financial statements and key accounting and/or reporting matters; and other related functions.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

         The following tables set forth information concerning total compensation earned or paid to the Chief Executive Officer and the four most highly compensated executive officers of the Company who served in such capacities on December 31, 1998 (the "named executive officers") for services rendered to the Company.

                           SUMMARY COMPENSATION TABLE

         The following table discloses compensation paid or to be paid to the named executive officers for each of the last three fiscal years.

                                                 ANNUAL                               LONG-TERM
                                             COMPENSATION(a)                        COMPENSATION
                                  -------------------------------------      --------------------------
                                                                              SECURITIES
                                                                              UNDERLYING        LTIP         ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR           SALARY        BONUS(b)      OPTIONS/SARS    PAYOUTS(b)   COMPENSATION(c)
  ---------------------------     ----           ------        --------      ------------    ----------   ---------------
John R. DallePezze.............   1998          $352,385       $182,500          56,000       $ 79,364        $42,997
   Chairman, President &          1997           346,192        193,868          62,500        203,767         49,573
   Chief Executive Officer        1996           305,597        122,575          55,000        203,767         44,233

John W. Harvey (d).............   1998          $168,769        $73,700          12,400       $ 28,344        $18,957
   Vice President,                1997           167,173         78,700          14,000         72,775         21,270
   Manufacturing                  1996           152,800         49,100          13,000         72,775         19,224

S. Lee Keller (e)..............   1998          $172,669        $42,600          12,400       $ 28,344        $17,053
   Vice President,                1997           171,404         68,600          14,000         72,775         20,957
   Sales                          1996           152,800         41,800          13,000         72,775         18,713

Bruce A. Philp (f).............   1998          $170,885        $63,200          12,400       $ 28,344        $18,370
   Vice President,  Finance,      1997           167,173         79,400          14,000         72,775         21,203
   Chief Financial Officer        1996           152,800         46,500          13,000         72,775         19,042

William T. Weisert (g).........   1998          $145,239        $49,600           7,600       $ 22,570        $15,219
   Vice President,                1997           145,519         48,300          11,000         57,933         16,244
   Research & Development         1996           135,190         28,600           8,800         57,933         15,518

--------

(a) Other Annual Compensation, which consists solely of perquisites or other personal benefits, was less than the lesser of $50,000 or 10% of such named executive officer's annual salary and bonus for such year.
(b) Amounts include deferred portions under the Company's Supplemental Executive Retirement Plan.
(c) All Other Compensation for the 1998 fiscal year reflects amounts contributed by the Company to Messrs. DallePezze, Harvey, Keller, Philp and Weisert of $11,200 each under the Company's Thrift Plan and $31,797, $7,757, $5,853, $7,170 and $4,019, respectively, as supplemental retirement benefits under the Company's Supplemental Executive Retirement Plan.
(d)      Mr. Harvey, 54, was elected Vice President, Manufacturing on June 28,
         1989.
(e)      Mr. Keller, 51, was elected Vice President, Sales on June 28, 1989.
(f) Mr. Philp, 47, was elected Vice President, Finance, Chief Financial Officer and Secretary on June 28, 1989.
(g) Mr. Weisert, 53, was elected Vice President, Research & Development on June 28, 1989.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table provides information on option grants in fiscal 1998 to the named executive officers.

                                                                                              POTENTIAL REALIZABLE VALUE AT
                                                                                                 ASSUMED ANNUAL RATES OF
                                                                                                 STOCK PRICE APPRECIATION
                                                   INDIVIDUAL GRANTS                               FOR OPTION TERM (b)
                             -------------------------------------------------------------    -----------------------------
                                             % OF TOTAL
                              NUMBER OF        OPTIONS
                             SECURITIES      GRANTED TO
                             UNDERLYING       EMPLOYEES
                               OPTIONS        IN FISCAL     EXERCISE          EXPIRATION
          NAME                 GRANTED          YEAR        PRICE (c)             DATE              5%            10%
          ----               -----------        ----        ---------        -------------       --------     ----------
                                                            ($/SHARE)
John R. DallePezze.......      56,000(a)        26.9        $24.4375         Feb. 24, 2008       $860,642     $2,181,037
John W. Harvey...........      12,400(a)         6.0        $24.4375         Feb. 24, 2008       $190,571       $482,944
S. Lee Keller............      12,400(a)         6.0        $24.4375         Feb. 24, 2008       $190,571       $482,944
Bruce A. Philp...........      12,400(a)         6.0        $24.4375         Feb. 24, 2008       $190,571       $482,944
William T. Weisert.......       7,600(a)         3.7        $24.4375         Feb. 24, 2008       $116,801       $295,998

---------------

(a) Twenty-five percent of such options vest on February 24, 1999, with the remaining 75% vesting 25% per year until fully vested on February 24, 2002. Such options have stock-for-stock exercise and tax withholding features, which allow the holders, in lieu of paying cash for the exercise price and any tax withholding, to have the Company commensurately reduce the number of shares of Common Stock to which they would otherwise be entitled upon exercise of such options.

(b) The dollar amounts under these columns are the result of calculations at the 5% and 10% annualized rates of stock price appreciation set by the Securities and Exchange Commission and therefore are not intended to forecast future appreciation, if any, of the Company's stock price.

(c) The exercise price of the options is the per share fair market value of the underlying Common Stock on the date of the grant.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

         The following table provides information on option exercises in fiscal 1998 by the named executive officers and the values of such officers' unexercised options at December 31, 1998.

                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                  OPTIONS AT FISCAL YEAR-     IN-THE-MONEY OPTIONS AT
                                   SHARES ACQUIRED     VALUE         END EXERCISABLE/            FISCAL YEAR-END
              NAME                   ON EXERCISE      REALIZED         UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE
              ----                   -----------      --------         -------------        -------------------------
John R. DallePezze..............        5,000          $74,530        275,375/150,625          $3,613,773/$749,039
John W. Harvey..................            0          $     0          73,750/34,650          $  984,953/$179,422
S. Lee Keller...................            0          $     0          65,750/34,650          $  859,453/$179,422
Bruce A. Philp..................            0          $     0          63,750/34,650          $  828,078/$179,422
William T. Weisert..............            0          $     0          49,713/23,438          $  661,746/$121,395

EMPLOYMENT AGREEMENT

         On August 30, 1993, the Company entered into an amended employment agreement (the "Employment Agreement") with Mr. DallePezze which sets forth the terms and conditions of Mr. DallePezze's employment as President, Chairman and Chief Executive Officer. Mr. DallePezze's current compensation includes a base salary of $369,000 and a targeted bonus of 70% of his base salary.

         If Mr. DallePezze's employment is terminated by the Company without Cause or if he resigns for Good Reason, other than within two years following a Change of Control (in each case, as defined in the Employment Agreement), Mr. DallePezze would be entitled to receive severance payments and other benefits. These payments and benefits would include (a) a single lump sum payment of any accrued base salary, benefits and bonus under the Bonus Plan; (b) continuation of base salary, bonus payments and fringe benefits generally for a period of 36 months following termination of employment, provided that such amounts shall be reduced if Mr. DallePezze accepts third-party employment; and (c) full vesting of all outstanding stock options.

         Within two years following a Change of Control, if Mr. DallePezze's employment is terminated by the Company without Cause or if he resigns for Good Reason, he would be entitled to receive certain lump sum payments and other benefits, including (a) a single lump sum payment of any accrued base salary, benefits and bonus under the Bonus Plan; (b) a single lump sum payment equal to the sum of (i) two times Mr. DallePezze's applicable base salary and targeted Annual Bonus and (ii) the maximum Long-Term bonus payment possible under the Bonus Plan; and (c) reimbursement of any excise tax incurred under Section 4999 of the Internal Revenue Code of 1986 (the "Code") plus any resulting income taxes as a result of such reimbursement. In addition, upon the occurrence of a Change in Control, Mr. DallePezze will become fully vested in all employee benefit plans in which he is a participant, including all stock options granted to him.

         If Mr. DallePezze's employment is terminated by the Company for Cause or if he resigns without Good Reason, he would not be entitled to any severance pay or any other additional compensation.

TERMINATION BENEFITS AGREEMENTS

         In September and October 1993, the Company entered into certain Termination Benefits Agreements (the "Termination Agreements") with each of the Company's executive officers other than Mr. DallePezze. Under the terms of the Termination Agreements, the executive officers are entitled to receive certain benefits upon the termination of their employment within two years following a Change in Control if termination is without Cause or for Good Reason (all terms as defined in the Termination Agreements). Benefits payable upon termination would include (a) a single lump sum payment of any accrued base salary, benefits and bonus under the Bonus Plan; (b) continuation of fringe benefits for a period of 18 months following termination of employment; (c) a single lump sum payment equal to the sum of (i) 1 1/2 times the executive's applicable base salary and targeted Annual bonus and (ii) the maximum Long-Term bonus payment possible under the Bonus Plan; and (d) reimbursement of any excise tax incurred under
Section 4999 of the Code, plus any resulting income taxes. In addition, upon the occurrence of a Change in Control, the executive will become fully vested in all employee benefit plans in which he is a participant, including all stock options granted to him.


                COMPENSATION COMMITTEE REPORT ON COMPENSATION OF

                        EXECUTIVE OFFICERS OF THE COMPANY

         The purpose of the Compensation Committee of the Board of Directors is to establish and administer executive compensation policies which are aligned with the Company's business objectives. The Committee recommends compensation actions for all corporate officers to the Board of Directors for approval. All Committee members are non-employee directors.

Compensation Philosophy

There are certain guiding principles utilized by the Committee in structuring the compensation packages of key executives. They are:

         Pay for Performance - To align the executives' interest with the interests of stockholders, a high percentage of executives' total compensation is composed of leveraged short-term and long-term incentives directly linked to the performance of the Company.

         Competitiveness - Executives are provided with an opportunity to earn total compensation at a level above the median for comparable companies when Company performance exceeds industry norms and that of its competitors. This opportunity enables the Company to significantly challenge its management team.

         Executive Ownership - A major component of total compensation is equity based. This links management's interests with stockholders' interests and provides rewards for long-term results.

         Management Development - Total compensation programs are designed to attract and retain individuals with the leadership and technical skills required to ensure the Company's future. The Committee believes that the Company's human resources can provide a competitive advantage.

Components of Executive Compensation

The components of total compensation for all executives are base salary, a bonus plan, fringe benefits and stock options. The Committee annually reviews total compensation for the Company's executives as well as each component of compensation. Compensation consultants are utilized by the Committee to assist in structuring the compensation program and to supply appropriate competitive compensation information. The Committee has utilized data from a group of publicly held companies in similar lines of business as the Company as well as data for general industrial companies of similar size as the Company. For stock performance comparisons, the Company utilizes the Dow Jones Industrial Index for the Electrical Components and Equipment Group which includes companies engaged in similar lines of business as the Company. While some of these companies were also used for competitive compensation information, those with substantially larger market capitalization were excluded.

         Base Salary - Base salary for all executive officers is targeted to be in the second quartile (below the median but above the 25th percentile) of comparable companies. Salaries are reviewed annually and may be adjusted based subjectively on individual and corporate performance, as measured by sales, EBITDA and net income, as well as industry comparisons. No specific weight was assigned to these factors in determining 1998 base salaries for the executive officers.

         Bonus Plan - The Company's management employees, including the executive officers, participate in the Holophane Bonus Plan, consisting of both an Annual and Long-Term Bonus. The Plan is targeted to provide total cash compensation (salary plus bonuses) in the third quartile of comparable companies if Company performance objectives are met. Depending on actual performance, total cash compensation may range from the lowest to the highest quartile of comparable companies.

         Each Bonus Plan participant has a target bonus ranging from 10% to 70% of base salary. Annual Bonuses, ranging from 0% to 150% of target, are paid based upon performance against Company financial objectives, including goals for increases in sales and EBITDA. The Chief Executive Officer's Annual Bonus is based solely upon performance versus these objectives. The Annual Bonus for other Plan participants, including the executive officers, is based on performance versus both (in order of importance) Company objectives and individual objectives. While sales and net income improved in 1998, overall Company performance fell short of the Company's financial objectives resulting in bonuses which were lower than target.

         The Long-Term Bonus is paid if certain long-term goals are met. The Long-Term Bonus Plan is a rolling three year plan. Awards are based solely on achievement of earnings per share objectives. The maximum Long-Term Bonus award for each participant equals the target bonus in the first year of each plan period was paid below maximum level, but reflects the three year 25% growth of earnings per share. During this time frame, the market price of Holophane stock increased 18%.

         Fringe Benefits - The executive officers participate in the same fringe benefit plans offered to all salaried employees, including the 5% defined contribution Thrift Plan. Additionally, they participate in the Supplemental Executive Retirement Plan, a non-qualified plan intended to "restore" retirement benefits which would have accrued under the Thrift Plan were it not for various limitations under the Code. In addition, participants may be entitled to defer a portion of their bonuses.

         Stock Options - The Company's Incentive Stock Plans foster executive stock ownership and align the executives' interests with stockholders' interests. Grants are targeted to be at the 75th percentile of grants for similarly compensated executives at comparable companies. Consistent with the intent of the Incentive Stock Plans, the Compensation Committee has established stock ownership expectations for all participants.

         The maximum number of shares of Common Stock with respect to which awards may be granted under the 1996 Incentive Stock Plan is 800,000. Last year, 207,800 stock options were granted to directors and key employees, including the named executives as set forth in the Summary Compensation Table.

Section 162(m) Compliance

Section 162(m) of the Internal Revenue Code of 1986 (the "Code") places certain restrictions on the amount of compensation in excess of $1,000,000 which may be deducted for each executive. The Company intends to satisfy the requirements of
Section 162(m) should the need arise.

Chief Executive Officer Compensation

Mr. DallePezze is compensated pursuant to the terms of his Employment Agreement. Based on competitive data from the Company's compensation consultant, the Committee believes that, relative to CEO compensation in comparable companies, Mr. DallePezze's base salary for 1998 was in the second quartile, his annual cash compensation was in the second quartile and his total cash compensation was in the third quartile. Mr. DallePezze was granted 56,000 stock options pursuant to the 1996 Incentive Stock Plan described above under Stock Options. This grant was established at the 75th percentile of grants for similarly compensated executives at comparable companies. The grant also reflects Mr. DallePezze's leadership in achieving the Company's past performance as well as expectations for his future contribution.


                                        Members of the Compensation Committee


                                        William R. Michaels
                                        Tadd C. Seitz, Chairman
                                        Jeffrey M. Wilkins

                          STOCK PRICE PERFORMANCE GRAPH

         The following graph compares the cumulative total stockholder return on the Common Stock of the Company since becoming a public company on October 28, 1993 with the cumulative total return of (i) the Standard & Poor's 500 Composite Stock Price Index and (ii) the Dow Jones Industrial Index for the Electrical Components and Equipment Group. The graph assumes the investment of $100 in the Common Stock of the Company, the Standard & Poor's 500 Index and the Dow Jones Industrial Index for the Electrical Components and Equipment Group. The initial public offering price of the Company's Common Stock was $10 per share, adjusted for the 3:2 stock split on December 15, 1995. [GRAPHIC OMITTED]

                  Holophane      Electrical Components      Standard & Poor's
                 Corporation       & Equipment Index            500 Index
                 -----------       -----------------            ---------
10/28/93            100.00              100.00                   100.00
12/31/93            113.33              102.97                   100.24
12/31/94            125.00              107.22                   100.24
12/31/95            217.50              140.20                   139.73
12/31/96            190.00              170.75                   171.81
12/31/97            247.50              209.62                   229.11
12/31/98            256.88              245.87                   294.59


          ITEM 2-RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Company has appointed Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 1999. Deloitte & Touche LLP has served as the Company's independent accountants since 1989. Services provided to the Company and its subsidiaries by Deloitte & Touche LLP with respect to 1998 included the examination of the Company's consolidated financial statements, limited reviews of quarterly reports, services related to filings with the Securities and Exchange Commission and consultations on various tax and information services matters. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

         Ratification of the appointment of Deloitte & Touche LLP as the Company's independent accountants for 1999 will require the affirmative vote of a majority of the shares of Common Stock entitled to vote and present, in person or by proxy, at the Annual Meeting. In the event the stockholders do not ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for the forthcoming fiscal year, such appointment will be reconsidered by the Audit Committee and the Board of Directors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR 1999, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY CARD.


                                  OTHER MATTERS

         Under the securities laws of the United States, the Company is required to report in this proxy statement any known failures by officers, directors or 10% stockholders to file on a timely basis a Form 3, Form 4 or Form 5, relating to beneficial ownership of the Company's equity securities, during the last fiscal year. To the best of the Company's knowledge, all required filings have been made on a timely basis, except that Mr. Harvey failed to file a Form 4 on a timely basis pertaining to the disposal of 500 shares of Common Stock.

         As of the date of this proxy statement, the Company knows of no other business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.


                STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

         In general, stockholder proposals for the nomination of directors intended to be presented at an Annual Meeting must be received by the Company at least 60 and not more than 90 days prior to the Annual Meeting, or by February 26, 1999, for the 1999 Annual Meeting. The requirements for submitting such proposals and the required contents thereof are set forth in the Company's Bylaws.

         Any proposal of a stockholder intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Secretary of the Company, in order to be considered for inclusion in the Company's proxy statement relating to the 2000 Annual Meeting, by November 24, 1999. If a stockholder intends to present a proposal at the 2000 Annual Meeting, but has not sought the inclusion of such proposal in the Company's proxy statement, such proposal must be received by the Secretary of the Company by February 9, 2000 or the Company's management proxies will be entitled to use their discretionary voting authority should such proposal be raised after such date, without any discussion of the matter in the Company's proxy statement.


                             SOLICITATION OF PROXIES

         The cost of soliciting proxies for the 1999 Annual Meeting will be borne by the Company. The Company has retained Corporate Investor Communications, Inc. ("CIC") to aid in the solicitation of proxies. For these services, the Company will pay a fee of approximately $1,000 and reimburse CIC for certain out-of-pocket disbursements and expenses. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex or facsimile. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.


                                        By Order of the Board of Directors



                                        Bruce A.  Philp
                                        Secretary

                             HOLOPHANE CORPORATION
                       250 EAST BROAD STREET, SUITE 1400
                              COLUMBUS, OHIO 43215

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 29, 1999

    The undersigned hereby appoints JOHN R. DALLEPEZZE and BRUCE A. PHILP, or either of them, my attorneys and proxies, with full power of substitution, to vote at the annual meeting of stockholders of said corporation to be held on April 29, 1999, and at any adjournment thereof, with all of the powers I would have if personally present, for the following purposes:

1. ELECTION OF CLASS III DIRECTORS.

         [ ] FOR all nominees listed below (except as marked to the   [ ] WITHHOLD AUTHORITY to vote for all nominees.
             contrary)
           (INSTRUCTIONS: Do not check "WITHHOLD AUTHORITY" to vote for only certain individual nominees. To withhold authority to vote for any individual nominee, strike a line through the nominee's name below and check
           "FOR").
                                        Tadd C. Seitz                Jeffrey M. Wilkins

2. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS AUDITORS FOR THE CURRENT FISCAL YEAR.

                [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN
                           (Continued on Other Side)

3. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

    THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders dated March 25, 1999, the Proxy Statement furnished therewith and the Annual Report to Stockholders of the Company for the fiscal year ended December 31, 1998. Any proxy heretofore given to vote said shares is hereby revoked.

                                                DATED:                    , 1999
                                                      --------------------

                                                --------------------------------

                                                --------------------------------
                                                Signature(s) shall agree with
                                                the name(s) printed on this
                                                proxy. If shares are registered
                                                in two names, both stockholders
                                                should sign this proxy.

                                                If signing as attorney,
                                                executor, administrator, trustee
                                                or guardian, please give your
                                                full title as such.

        PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
                                   Proxy Card